EXHIBIT 99.2

Q1 2021 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q1 2021.

Prior to discussion of our financials, I’d like to update our corporate condition and product lines along with what, in our opinion, might occur over the next two quarters.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Therefore, we are considered essential services and are likely to remain so even if restrictions are reinstated.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer but it can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30™ is directed toward reducing nitrogen loss through leaching and evaporation.

ENP Division: ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture – two very distinct markets. The strong quarters for ENP are 2 and 3 to match the US spring and summer. FY 2020 growth in both revenue and profit was good. Based on good results for Q1, ENP expects the level of growth in in 2021 to be at least equal to 2020.

The Florida LLC investment: This investment was profitable as usual. The Company is focused on international sales into multiple countries all of which are facing different issues and responding in varied ways. The large number of variables prevents any useful prediction for FY 2021 except that the LLC management expects continued growth. In Q1 2021 some customers made their spring orders so late that shipments occurred in Q2. No revenue loss ensued but recognition will be in Q2 rather than Q1.

Strategic investment in Lygos: In December, FSI invested $500,000 in Lygos in return for equity. Lygos is using the investment to continue development of a microbial route to aspartic acid using corn sugar as a feedstock. FSI would be the major user of aspartic acid derived this way and believes that sustainable aspartic acid would allow us to obtain large new customers and develop valuable new products. Lygos’ scientific team have already successfully developed other organic acids from sustainable feedstock and are recognized as one of the world leaders in synthetic biology by their peers in the industry and academia. We have high confidence in their ability to achieve sustainable aspartic acid through a fermentation route. Once an economic microbial route is fully developed, we plan to work with Lygos to build capacity and produce aspartic acid which we can then polymerize into sustainable polyaspartates.

Q2 2021

TPA, SUN 27™ and N Savr 30™ for agricultural use have peak uptake in Q1 and Q2. As we suspected, ordering in 2021 is not the same as in 2020 and some orders are early while others are later than usual.

Oil, gas and industrial sales of TPA are expected to be flat to slightly up in Q2 2021.

Tariffs: Since Sept 30th 2018, many of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates are very complicated to apply for and can take many months to arrive; we submitted our completed applications more than 1 year ago. The total dollar amount due back to us now exceeds $1 MM and continues to increase. Changes in customs categories in Q3 2020 have resulted in another of our raw materials being added to the tariff list, increasing the strain on us. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. Most recently, we received a request for small changes to our application in early January 2021 and responded in 24 hours. We are still waiting for the government’s response to our changes.

Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports continues to take much longer and prices per container are more than double normal. Land transport inside the US is taking much longer than usual and pricing is unusually high as well. We are doing our best to cope with shipping issues by ordering far ahead but we warn that some disruption will be unavoidable and some of the extra costs will have to be borne by us until price rises have been accepted by our customers.

Raw material prices have also increased substantially over the last 4 months. Passing price increases along to customers can take several months and result in temporarily constrained margins. We expect to see this effect in Q2 and Q3.

New Equipment: 2.5 years ago, we began the purchase and installation of new equipment that will allow us to make additional products and increase sales. The machinery went live in December and will contribute to sales and profits in 2021 and onward. Revenue from this equipment is expected to be significant by early 2022.

Highlights of the financial results:

Sales for the quarter decreased to $7.62 million, compared with $8.43 million for Q1 2020. The reduced sales can be attributed to orders received too late for shipment in the quarter along with sales that could not be shipped as a result of lack of raw materials due to shipping delays.

Profits: The result is a profit of $1.45 million or 12 cents per share in 2021, compared to a gain of $1.26 million or 10 cents per share, in Q1 2020.

The improvement is entirely due to the forgiveness of the PPP loans issued to our NCS and ENP divisions during 2020.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For Q1 2021 it was $1.51 million or 12 cents per share compared to $1.78 million or 15 cents per share.

Long term debt: $500 thousand in PPP loans have been forgiven. We continue to pay down our other long-term debt according to the terms of the loans.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We also have a line of credit with Midland States Bank. Increased inventory to service expected increased sales has caused us to utilize more of the LOC this spring with the intention to pay it down as sales are crystallized. We are confident that we can execute our plans with our existing capital. The purchase of ENP in 2018 was funded by the term loan and a $1 MM convertible debenture taken by the seller. One half the debenture was converted to 200,000 FSI shares in 2019 while the remainder was paid back in cash. The LLC investment in January 2019 was made with cash on hand provided by FSL, our Canadian operating company. The equity investment in Lygos was funded with cash on hand from the same source.

The text of this speech will be available as an 8K filing on www.sec.gov by Tuesday, May 16th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

Flexible 8-K 2.02 Q1 Results 5-17-21